EXHIBIT 12.1

                                DST SYSTEMS, INC.
                            AND SUBSIDIARY COMPANIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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
                                                                                                                    YTD
                                                1999          2000          2001         2002         2003        2Q 2004
                                             -----------    ----------    ---------    ---------    ---------    ---------
Pretax income from continuing
   operations before adjustment for
   minority interests in
   consolidated subsidiaries or
   income or loss from equity
   investees                                  $207,716      $325,318       $354,977    $310,132    $417,707     $149,602


Add:
Fixed Charges                                   19,643        29,351         31,851      38,946      50,328       35,703

Amortization of capitalized  interest              100           118            162         179         167           88

Distributed earnings of equity investees           468            92             49         371         102            -

Subtract:
Capitalized interest                             (285)         (852)        (1,005)       (210)       (571)        (597)

                                              ---------    ----------      ---------   ---------   ---------    ---------
Pretax income as adjusted                     $227,642      $354,027       $386,034    $349,418    $467,734     $184,796
                                              =========    ==========      =========   =========   =========    =========


Fixed charges:

Interest expense                              $  5,154      $  5,561       $  7,452    $ 13,379    $ 26,877     $ 26,652
Interest capitalized                               285           852          1,005         210         571          597
                                              ---------    ----------      ---------   ---------   ---------    ---------
                                                 5,439         6,413          8,457      13,589      27,448       27,249

Portion of rents representative of an
   appropriate interest factor                  14,204        22,938         23,394      25,357      22,880        8,454

                                              ---------    ----------      ---------   ---------   ---------    ---------
Total fixed charges                            $19,643      $ 29,351       $ 31,851    $ 38,946    $ 50,328      $35,703
                                              =========    ==========     =========    =========   =========    =========

Ratio of earnings to fixed charges                11.6          12.1           12.1         9.0         9.3          5.2

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